Exhibit 5.1

May 2, 2018

Saia, Inc. 11465 Johns Creek Parkway, Suite 400 Johns Creek, GA 30097

Ladies and Gentlemen:

We have acted as counsel to Saia, Inc., a Delaware corporation (the “Corporation”), in connection with the registration statement to be filed with the US Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statement”) of 1,100,000 shares of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance pursuant to the Saia, Inc. 2018 Omnibus Incentive Plan (the “Plan”).  Such shares of Common Stock issuable pursuant to the Plan are herein referred to as the “Shares.”

In connection herewith, we have examined:

(1)the Plan; and

(2)the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Corporation’s certificate of incorporation and bylaws and such other corporate records, agreements and instruments of the Corporation, certificates of public officials and officers of the Corporation, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents.  If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

In rendering the opinion stated herein, we have also assumed that: (a) if issued in physical form, the certificates evidencing the Shares will be signed by the authorized officers of the Corporation and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Corporations’s transfer agent has been issued by the Corporation’s transfer agent; (b) the issuance of the Shares will be properly recorded in the books and records of the Corporation; (c) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto, and (d) the consideration received by the Corporation for each of the Shares delivered pursuant to the Plan shall not be less than the per share par value of the Shares.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions seth forth herein, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the Plan, validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinion herein reflects only the application of the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same.  The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.  In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission.  We do not render any opinions except as set forth above.  We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement.  We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving this consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

BRYAN CAVE LEIGHTON PAISNER LLP